Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, Made this 8th day of June, 2012, between PDC ENERGY, INC., a Nevada corporation, with its principal offices at 1775 Sherman Street, Denver, CO 80122, hereinafter referred to as “the Indemnitor”, and                     , hereinafter referred to as “the Indemnitee.”

1. RECITALS.

(a) To induce the Indemnitee into continuing his services as a Director of this Corporation, the Indemnitor has agreed and does hereby agree on the terms and conditions herein set out to indemnify, save and hold harmless the Indemnitee of and from the claims, demands, actions, causes of actions, proclaims, described herein; and

(b) The Indemnitee is willing to undertake the office of Director of the Indemnitor on the condition and only on the condition that he is indemnified as herein provided.

WITNESSETH: In consideration of the premises and the sum of One Dollar ($1.00) cash in hand paid by the Indemnitee to the Indemnitor, it is agreed as follows:

1. The Indemnitor does hereby agree, to the full extent permitted by law, to indemnify, save and hold harmless the Indemnitee who was or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or at the behest of the Indemnitor), by reason of the fact that he is or was a Director of the Indemnitor), or was serving at the request of the Indemnitor as a Director from and against all expenses (including attorneys’ fees), judgements, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action or proceeding if he (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and which respect to any criminal action or proceeding, that the Indemnitee had no reasonable cause to believe such conduct to have been unlawful or (b) is not liable pursuant to Nevada Revised Statutes 78.138. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person is liable under Nevada Revised Statues 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding that the Indemnitee did not have reasonable cause to believe that such conduct was unlawful.

2. The Indemnitor does further agree, to the full extent permitted by law, to save and hold harmless and does indemnify the Indemnitee from any threatened, pending or completed action or proceeding, by or in the right of the Indemnitor to procure judgement in its favor by reason of the fact that he was a Director, or was serving at the request of the Indemnitor as a Director of the Indemnitor corporation against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or proceeding if he (a) is not liable under Nevada Revised Status 78.138 or (b) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be required with respect to any claim, issue or matter, including, but not limited to, taxes or interest or penalties thereon, as to which such person shall have been adjudged to have been liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the Court in which such action or proceeding was brought, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court shall deem to be proper.

3. Indemnitee shall provide written notice (a “Claim Notice”) to the Indemnitor promptly after receiving notice of any action or proceeding initiated by a third party that may give rise to a claim for indemnification hereunder. Following its receipt of the Claim Notice, the Indemnitor shall be entitled to assume the defense of such action or proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so within 30 days of its receipt of the Claim Notice. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action or proceeding; provided that (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Proceeding at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Indemnitor, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Indemnitee and Indemnitor in the conduct of any such defense, or (C) the Indemnitor shall not continue to retain such counsel to defend such action or proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Indemnitor.

4. To the extent that the Indemnitee as a Director of the Indemnitor has been successful on the merits or otherwise, in defense of any action or a proceeding, referred to above, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

5. Indemnification provided hereunder (unless ordered by a Court) shall be made by the Indemnitor only as authorized in the specific case upon a determination that the indemnification of the Indemnitee as Director because he has met the applicable standard of conduct as described herein, such determination shall be made (i) by the Board of Directors, by a majority vote of a quorum consisting of Directors who are not parties to such action or proceeding; or (ii) if such a quorum is not obtainable, or if obtainable, a quorum of disinterested Directors so directs by independent legal counsel in a written opinion; (iii) by the shareholders of the Indemnitor.

6. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Director to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the corporation.

7.

(a) If a claim under Sections 1 or 2 of this Agreement is not paid in full by the Indemnitor within 30 days after a written claim for indemnification has been received by the Indemnitor or a claim under this Agreement is not paid in full by the Indemnitor within 20 days after a written claim for advancement of expenses has been received by the Indemnitor, Indemnitee shall be entitled at any time thereafter to bring suit against the Indemnitor to recover the unpaid amount of any such claim. If successful in any such suit, or in a suit brought by the Indemnitor seeking to recover a prior advancement of expenses to Indemnitee, Indemnitee shall be entitled additionally to be paid, and to seek as an award in connection with any such suit, the cost and expenses (including attorneys’ fees) incurred by Indemnitee in prosecuting or defending such suit.

(b) In making a determination with respect to entitlement to indemnification hereunder, neither the failure of the Indemnitor (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of the suit as to whether indemnification of Indemnitee is proper in the circumstances because the Indemnitee has met any applicable standard of conduct set forth in Nevada law, nor an actual determination by the Indemnitor (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met any such applicable standard of conduct, shall be a defense to the suit or create a presumption for purposes of such suit that the Indemnitee has not met any applicable standard of conduct.

(c) If the person, persons or entity empowered or selected to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 20 days after receipt by the Indemnitor therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 20-day period may be extended for a reasonable time, not to exceed an additional 5 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

8. The Indemnitor shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid by or on behalf of Indemnitee in settlement of any action or proceeding effected without the Indemnitor’s prior written consent. The Indemnitor shall not settle any claim for which indemnification or advancement is sought hereunder in any manner that would impose any fine or penalty on Indemnitee without Indemnitee’s written consent. Neither the Indemnitor nor the Indemnitee shall unreasonably withhold their consent to any proposed settlement.

9. The indemnification provided by this agreement shall not be deemed exclusive of any other rights to which any shareholder or Director may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such indemnify.

10. The Indemnitor reserves the right to purchase and maintain insurance on behalf of the Indemnitee against any liability or liabilities asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the Indemnitor would have the power to indemnify him against such liability under any provision of this agreement.

11. Entire Agreement. This writing contains the entire agreement between the parties with respect to the matters set forth herein.

12. Gender. When the term “he” or “him” is used in this agreement it shall be construed and is intended to include both the masculine and feminine genders.

13. Governing Law. This agreement shall be construed under the laws of the State of Nevada.

14. Benefit. The benefit of this agreement and the obligations created hereby shall inure to and be binding upon the respective heirs, personal representatives, successors and assigns of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written.

INDEMNITOR:

PDC ENERGY, INC.

a Nevada Corporation
(CORPORATE SEAL)

By:
Its Chief Executive Officer

INDEMNITEE: